UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 19, 2013

 SUNOCO LOGISTICS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-31219	23-3096839
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

1818 Market Street, Suite 1500, Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

(866) 248-4344
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 19, 2013, Sunoco Logistics Partners Operations L.P. ("Operating Partnership") entered into a new five year, $1.5 billion unsecured revolving credit agreement by and among: Operating Partnership, as Borrower; Sunoco Logistics Partners L.P. (the "Partnership"), as Guarantor; Citibank, N.A., as Administrative Agent; Barclays Bank PLC, PNC Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., TD Bank, N.A. and Wells Fargo Bank, N.A., as Documentation Agents; and the other lenders party thereto (the "New Senior Credit Facility"). The New Senior Credit Facility has been established to fund the Operating Partnership's working capital requirements, finance acquisitions and capital projects and for general partnership purposes. The New Senior Credit Facility replaces a 364-day $200 million unsecured revolving credit agreement in favor of Sunoco Partners Marketing & Terminals L.P. ("Marketing LP") that was to mature on August 7, 2014 (the "Former Hedged Inventory Facility") and a five year $350 million unsecured revolving credit agreement in favor of Operating Partnership that was to mature on August 22, 2016 (the "$350 million Credit Facility"). All capitalized terms used in this description and not otherwise defined herein have the respective meanings ascribed to such terms in the New Senior Credit Facility.

Subject to the terms and conditions of the New Senior Credit Facility, Operating Partnership may borrow funds thereunder, on a revolving basis, either in the form of Base Rate Loans or Eurodollar Loans, plus an applicable margin. In addition, Operating Partnership will be required to pay quarterly a commitment fee to each lender equal to the applicable rate times such lender's applicable percentage of the unused portion of the aggregate commitments under the New Senior Credit Facility.
The New Senior Credit Facility also includes an "accordion" feature, under which the total aggregate commitment may be extended to $2.25 billion under certain conditions. The New Senior Credit Facility contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the creation of indebtedness and liens, and other covenants related to the operation and conduct of the business of the Partnership and its subsidiaries. The New Senior Credit Facility also includes covenants limiting, as of the last day of each fiscal quarter, the ratio of the Consolidated Funded Indebtedness of the Partnership and its subsidiaries to the Consolidated EBITDA of the Partnership and its subsidiaries, measured for the preceding twelve months, to not more than 5.00 to 1.00. This requirement is subject to a provision for increases to 5.50 to 1.00 in connection with certain acquisitions. The New Senior Credit Facility provides for customary events of default, including failure to pay principal or interest when due, failure to comply with covenants, cross-defaults to other material indebtedness, and certain insolvency or receivership events.
The foregoing brief description is qualified in its entirety by reference to the New Senior Credit Facility, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Item 1.02.	Termination of a Material Definitive Agreement.
On November 19, 2013, Marketing LP terminated the $200 million Former Hedged Inventory Facility and Operating Partnership terminated the $350 million Credit Facility. No penalties or prepayment premiums were incurred in connection with early termination of the $200 million Former Hedged Inventory Facility or the $350 million Credit Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Safe Harbor Statement
Statements contained in this report, or the exhibits to this report, that state the Partnership’s expectations or predictions of the future are forward-looking statements and are inherently uncertain. Actual results could differ materially from those projected in such forward-looking statements. Factors that could affect such results include those mentioned in the documents that the Partnership has filed with the Securities and Exchange Commission. The Partnership undertakes no obligation to update forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this current report on Form 8-K are qualified in their entirety by this cautionary statement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNOCO LOGISTICS PARTNERS L.P.

By:	Sunoco Partners LLC, its General Partner

	By:	/s/ KATHLEEN SHEA-BALLAY
Kathleen Shea-Ballay Senior Vice President, General Counsel and Corporate Secretary
November 19, 2013
Philadelphia, PA